                                                            Exhibit No. EX.h.4.g

                                 FEE WAIVER AND
                          EXPENSE ASSUMPTION AGREEMENT

     FEE WAIVER AND EXPENSE  ASSUMPTION  AGREEMENT  dated as of ________,  2007, between DFA  Investment  Dimensions  Group  Inc.,  a Maryland  corporation  (the
"Fund"), on behalf of DFA California Short-Term Municipal Bond Portfolio and DFA
T.A.  U.S.  Core Equity 2  Portfolio  (each a  "Portfolio,"  and  together,  the
"Portfolios"),  and Dimensional Fund Advisors LP, a Delaware limited partnership
("Dimensional").

     WHEREAS,  Dimensional has entered into Investment  Advisory Agreements with the Fund, on behalf of the Portfolios,  pursuant to which  Dimensional  provides investment management services for the Portfolios,  and for which Dimensional is compensated based on the average net assets of such Portfolios; and

     WHEREAS,  the Fund and  Dimensional  have determined that it is appropriate and in the best  interests of each Portfolio and its  shareholders  to limit the expenses of the Portfolio;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Fee Waiver and Expense  Assumption by Dimensional.  Dimensional agrees to waive  all or a portion  of its  management  fee and to assume  the expenses  of each  Portfolio  to the  extent  necessary  to limit  the
          Portfolio's  expenses on an  annualized  basis to 0.30% of its average net assets.

     2.   Duty to Reimburse Dimensional. If, at any time, a Portfolio's expenses are less than 0.30% of its average net assets on an annualized  basis, the Fund, on behalf of the Portfolio,  shall reimburse Dimensional for any fees previously waived and/or expenses  previously  assumed to the extent  that the  amount  of such  reimbursement  does not  cause  the
          Portfolio's  annualized  expenses  to exceed  0.30% of its average net assets.  There  shall be no  obligation  of the  Fund,  on behalf of a
          Portfolio,  to  reimburse  Dimensional  for fees  waived  or  expenses assumed by Dimensional  more than thirty-six  months prior to the date of any such reimbursement.

     3.   Assignment.   No  assignment  of  this  Agreement  shall  be  made  by
          Dimensional without the prior consent of the Fund.

     4.   Duration and  Termination.  This  Agreement  shall  continue in effect until April 1, 2008 for each  Portfolio,  and shall continue in effect from year to year thereafter, unless and until the Fund or Dimensional notifies the other party to the Agreement,  at least thirty days prior to the end of the one-year period for a Portfolio, of its intention to terminate the Agreement.  This Agreement shall automatically terminate upon the  termination of the Investment  Advisory  Agreement,  between
          Dimensional and the Fund, on behalf of such Portfolio.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.          DIMENSIONAL FUND ADVISORS LP
                                              By: DIMENSIONAL HOLDINGS INC.,
                                                    General Partner

By:                                           By:

Name:                                         Name:
Title:                                        Title: